Best Buy accelerates connections strategy

•	Best Buy to purchase CPW's interest in Best Buy Mobile profit share agreement in the U.S. and Canada

•	Refocuses Best Buy Europe on 2,500 profitable small box stores; to close its 11 U.K. pilot big box stores

•	Actions are expected to be accretive to fiscal 2013 diluted EPS by $0.35 to $0.40

•	Launches new “Global Connect” to provide connections expertise in select international markets

MINNEAPOLIS, November 7, 2011 -- Best Buy Co., Inc. (NYSE: BBY), a leading multi-channel global retailer and developer of technology products and services, today announced a series of actions to accelerate its business model to capitalize on the exciting “Connected World” growth arc - the sale of connections on an ever-increasing number of devices.

To this end, the company is reshaping how it manages connections in the United States and Canada, refocusing its European operations on a broader range of connections, and creating a new global relationship with Carphone Warehouse Group plc (CPW) to provide connections expertise in new geographies:

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Best Buy will purchase CPW's contractual interest in the U.S. and Canadian Best Buy Mobile profit based management fee under the parties' 2007 Best Buy Mobile agreement (“profit share agreement”), resulting in full ownership of all U.S. and Canadian profits as connection opportunities expand across additional categories.

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Best Buy Europe will focus on the installed base of approximately 2,500 small box stores, transforming many to the next generation “Wireless World” format, and plans to close the 11 big box pilot stores in the United Kingdom.

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A new venture, called “Global Connect”, will be created by Best Buy and CPW to provide the intellectual capital and connections expertise that has created the market-leading customer experience in North America and Europe to other markets worldwide.

“Each of these actions represents an exciting growth opportunity for Best Buy and near and long-term value for our shareholders. We are aggressively ramping up our growing connections capability to support consumers' increasingly connected lives across the entire range of devices entering the marketplace,” said Brian J. Dunn, CEO of Best Buy. “Over the past four years we have built unsurpassed expertise and depth of offerings in mobile. No other retailer has our carrier and vendor relationships across all product categories, our well-established multi-channel presence and the Geek Squad ensuring that you walk out with your technology working.

“With these capabilities firmly established, and consumers living increasingly mobile, connected lives, there is a significant opportunity to grow connection sales and capture the strong profit they offer,” Mr. Dunn continued.

Purchases CPW's Interest in Best Buy Mobile Profit Share Agreement
Best Buy announced today that it will purchase CPW's contractual interest in the Best Buy Mobile profit share agreement for approximately $1.3 billion. This purchase is expected to be financed with Best Buy's existing Domestic and International cash. This transaction, which is expected to be accretive to earnings in fiscal 2013, enables Best Buy to capture the full profit potential and growth in all connectivity offerings and related products and accessories sold in Best Buy stores and online in the U.S. and Canada. Best Buy believes that there is a significant untapped opportunity as connections migrate from phones to other connectable devices such as tablets, laptops, TVs and eReaders. This transaction will enable Best Buy Mobile to accelerate the deployment of operational and connectivity expertise to these devices and for Best Buy to fully capture the profit potential of these opportunities.

The Best Buy Mobile profit share agreement is a profit-based management fee agreement under which Best Buy makes payments to Best Buy Europe, which is 50 percent owned by CPW. This transaction will result in the transfer to Best Buy of CPW's interest in the Best Buy Mobile profit share agreement. The purchase price will be expensed as a one-time charge after CPW shareholder approval, which is expected to occur in Best Buy's fourth quarter. Absent the transaction, CPW's pre-tax interest in fees payable under the profit share agreement in fiscal 2013 was anticipated to be $120 to $140 million. Best Buy's purchase of that interest is therefore expected to be accretive to Best Buy's fiscal 2013 diluted EPS by $0.24 to $0.27, with the accretion impact to fiscal 2012 diluted EPS of approximately $0.05 in the fourth quarter, excluding the one-time charge.

In conjunction with the transaction, Best Buy and CPW have entered into a consultancy agreement by which Best Buy intends to pay to CPW £5 million per year for up to five years in exchange for ongoing management consulting services with respect to its U.S. and Canadian Best Buy Mobile businesses.

Refocuses Europe on Installed Base of 2,500 Small Box Stores and Closing U.K. Big Box Pilot Stores
Best Buy Europe is a leader in the mobile phone and connections market in the U.K. and throughout Europe, operating approximately 2,500 stores branded The Carphone Warehouse and The Phone House. Best Buy Europe launched a big box format test in the U.K. in April 2010, ultimately resulting in 11 stores. Based on challenging economic conditions and profit expectations of these stores, Best Buy Europe is announcing that it plans to close all 11 of these stores effective at the end of the calendar year. As required in the U.K., Best Buy Europe will conduct a consultation of the affected employees regarding the closure of the pilot stores. In the future, Best Buy Europe will leverage the strength of the installed base of approximately 2,500 small box mobility stores and upgrade many to the “Wireless World” store by taking its historically successful format to the next level of store experience and service and incorporating an even wider range of connectivity devices.

Due primarily to the big box pilot store closures, results for the second half of fiscal 2012 are expected to include pre-tax restructuring charges of $250 to $270 million (of this amount approximately $140 to $150 million will be attributable to Best Buy). These charges include asset impairments, settlement of lease and other contractual obligations, inventory adjustments, severance costs, and facility closure and other costs, the majority of which are related to the store closures. The bulk of these charges are expected in Best Buy's fiscal third quarter. The resulting pre-tax fiscal 2013 savings attributable to Best Buy from the closure of these stores is expected to be $60 to $70 million or diluted EPS of $0.11 to $0.13.

As a direct result of the purchase of CPW's contractual interest in Best Buy Mobile, which is currently held within Best Buy Europe, and the closure of the big box U.K. stores, the company expects to record a non-cash write-down of substantially all of the $1.2 billion of goodwill attributable to Best Buy Europe in the fourth quarter of fiscal 2012.

Also included in changes to the partnership with CPW is the granting of a series of call options that provide both parties with an option to secure the other's 50 percent interest in Best Buy Europe business starting in March 2015.

Launches New Global Connect Venture with CPW
Best Buy and CPW also are announcing the creation of a new global mobile and connectivity venture called “Global Connect.” The companies see significant opportunities to build on and re-create the success of their mobile businesses by providing expertise in select markets globally. The new venture plans to partner with third parties to improve the performance of their connected products and services business, providing them with immediate global scale in vendor relationships, value proposition expertise and intellectual capital. Best Buy and CPW expect these partnerships to require little or no capital investments, instead providing world-leading consulting expertise and connectivity talent in return for a share in profits. In addition, the Global Connect venture will provide expertise to Best Buy's existing operations in China and Mexico by leveraging the Best Buy Mobile model. The companies are in discussions with a number of potential partners in other parts of the world.

Summary of Financial Impact of Changes to CPW Relationship
The purchase of CPW's contractual interest in the Best Buy Mobile profit sharing agreement and planned closure of the U.K. big box stores are expected to result in total pre-tax savings attributable to Best Buy of $180 to $210 million or diluted EPS of approximately $0.35 to $0.40 in Best Buy's fiscal 2013.

The company also expects the following charges attributable to Best Buy in fiscal 2012 (as previously outlined): 1) a one-time expense of $1.3 billion to purchase CPW's interest in Best Buy Mobile profit share agreement; 2) pre-tax restructuring charges of $250 to $270 million related primarily to the U.K. big box store closures (of this amount $140 to $150 million will be attributable to Best Buy); and 3) a non-cash impairment charge of approximately $1.2 billion to reflect the write down of Best Buy Europe goodwill. The charges attributable to Best Buy in total approximate $2.6 billion. Excluding the restructuring and other one-time charges, the accretive impact to fiscal 2012 diluted EPS is expected to be approximately $0.05 in the fourth quarter of fiscal 2012.

Best Buy Expands Services Portfolio with Small Business IT Offering
Best Buy said it has signed a definitive agreement to acquire a leading managed IT service provider focused on small and mid-sized businesses (SMB). This transaction expands Best Buy's suite of services offerings and capitalizes on an attractive growth opportunity in the SMB market. Additional details about this transaction will be made in a separate announcement later today.

Mr. Dunn said in conclusion: “Since becoming CEO in 2009, we have been advancing our Connected World strategy. Today we are taking significant actions to dramatically accelerate our progress. We've enhanced our capabilities in connections, added a growth option in 'Global Connect,' and made a strategic acquisition that brings an important capability to our services business. I wholeheartedly believe these actions will create significant value for shareholders.”

More detail on financial impact of today's announcements will be available on our web site, www.investors.bestbuy.com, at 7:00 a.m. Eastern Time (6:00 a.m. Central Time).

Fiscal Year Change
Best Buy also announced a change to its fiscal year, starting with fiscal 2013. Beginning in fiscal 2013, Best Buy's new fiscal year will end on the Saturday nearest the end of January, rather than the Saturday nearest the end of February under the existing fiscal calendar. This change will not impact the fiscal 2012 reporting. The Company believes this change will provide numerous benefits, including aligning its reporting periods to be more consistent with peer retailers.

Conference Call
Best Buy is scheduled to conduct a conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on November 7, 2011. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:30 pm Eastern Time (11:30 a.m. Central Time) on November 7 through November 14. The dial-in number for the replay is (800) 406-7325 (domestic) or (303) 590-3030 (international), and the access code is 4486835.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, Company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the Company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, satisfaction of conditions to announced transactions, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures. A further list and description of these risks, uncertainties and other matters can be found in the Company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on April 25, 2011. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

About Best Buy Europe
Best Buy Europe is a venture between Best Buy and CPW comprised of: approximately 2,500 small box stores branded The Carphone Warehouse and The Phone House stores throughout Europe; a profit share based management fee on the

Best Buy Mobile business in the U.S. and Canada; and 11 Best Buy branded big box stores in the U.K. The results of Best Buy Europe are consolidated in their entirety by Best Buy, and 50 percent of the after-tax earnings are attributable to CPW.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Esty Pujadas, Ketchum Public Relations
(646) 935-4073 or esty.pujadas@ketchum.com